   As filed with the Securities and Exchange Commission on November 12, 2002
                                          Registration Statement No. 333-
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------

                                 Inergy, L.P.
            (Exact name of registrant as specified in its charter)

                     Delaware                  43-1918951
                  (State or other
                  jurisdiction of
                 incorporation or           (I.R.S. Employer
                   organization)           Identification No.)

                      2 Brush Creek Boulevard, Suite 200
                          Kansas City, Missouri 64112
                                (816) 842-8181
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                               R. Brooks Sherman
                      2 Brush Creek Boulevard, Suite 200
                          Kansas City, Missouri 64112
                                (816) 842-8181
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
                              Paul E. McLaughlin
                          Stinson Morrison Hecker LLP
                        1201 Walnut Street, Suite 2800
                          Kansas City, Missouri 64106
                                (816) 842-8600

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

================================================================================

  Title of each class of    Proposed maximum aggregate offering    Amount of
securities to be registered         price (1)(2)(3)(4)          registration fee
--------------------------------------------------------------------------------
  Common Units.............
--------------------------------------------------------------------------------
  Partnership Securities...
--------------------------------------------------------------------------------
  Debt Securities..........
--------------------------------------------------------------------------------
  Total....................            $300,000,000                 $27,600

================================================================================
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities offered from time to time pursuant to this Registration Statement exceed $300,000,000. To the extent applicable, the aggregate amount of common units registered is further limited to that which is permissible under Rule 415 (a)(4) under the Securities Act. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)There are being registered hereunder a presently indeterminate number of common units and partnership securities and an indeterminate principal amount of debt securities. The common units and other partnership securities consist of units of partnership interest.
(3)The proposed maximum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction, II.D. of Form S-3.
(4)If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $300,000,000 less the dollar amount of any registered securities previously issued.

                               -----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2002

PROSPECTUS

                                 $300,000,000

                                 Inergy, L.P.

                                 Common Units
                            Partnership Securities
                                Debt Securities

                               -----------------

   This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

   Our common units are traded on the Nasdaq National Market under the symbol "NRGY." On November 8, 2002, the last reported sale price of our common units on the Nasdaq was $28.58 per common unit. We will provide information in the prospectus supplement for the trading market, if any, for the partnership securities and debt securities.

    You should read and carefully consider the risks relating to investing in the securities and each of the other risk factors described under "Risk Factors" beginning on page 1 of this prospectus.

   Our principal executive offices are located at 2 Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, and our phone number is (816) 842-8181.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                     Prospectus dated              , 2002


The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
GUIDE TO READING THIS PROSPECTUS..................................................   1

RISK FACTORS......................................................................   1
   Risks Inherent in Our Business.................................................   2
   Risks Inherent in an Investment in Inergy, L.P.................................   6
   Tax Risks To Common Unitholders................................................   9

FORWARD-LOOKING STATEMENTS........................................................  11

THE OFFERING......................................................................  11

WHO WE ARE........................................................................  12

USE OF PROCEEDS...................................................................  12

RATIOS OF EARNINGS TO FIXED CHARGES...............................................  12

DESCRIPTION OF THE COMMON UNITS...................................................  13
   Distributions..................................................................  13
   Timing of Distributions........................................................  13
   Subordination Period...........................................................  13
   Early Conversion of Subordinated Units.........................................  14
   Issuance of Additional Units...................................................  14
   Voting Rights..................................................................  14
   Limited Call Right.............................................................  14
   Exchange Listing...............................................................  14
   Transfer Agent and Registrar Duties............................................  14
   Transfer of Common Units.......................................................  15
DESCRIPTION OF THE PARTNERSHIP SECURITIES.........................................  16
   Limitation on Issuance of Additional Partnership Securities....................  16
   Issuance of Additional Partnership Securities..................................  16

DESCRIPTION OF THE DEBT SECURITIES................................................  17
   General........................................................................  17
   Specified Terms of Each Series of Debt Securities in the Prospectus Supplement.  18
   Provisions Only in the Senior Indenture........................................  19
   Provisions Only in the Subordinated Indenture..................................  22
   Provisions That Apply to Both Indentures.......................................  22
   The Trustee....................................................................  26

TAX CONSIDERATIONS................................................................  27
   Partnership Status.............................................................  28
   Limited Partner Status.........................................................  29
   Tax Consequences of Unit Ownership.............................................  30
   Tax Treatment of Operations....................................................  34
   Disposition of Common Units....................................................  35
   Uniformity of Units............................................................  36
   Tax-Exempt Organizations and Other Investors...................................  37
   Administrative Matters.........................................................  38
   State, Local and Other Tax Considerations......................................  40


                  PLAN OF DISTRIBUTION................... 40

                  LEGAL MATTERS.......................... 41

                  EXPERTS................................ 41

                  OTHER MATTERS.......................... 42

                  WHERE YOU CAN FIND MORE INFORMATION.... 42

                  INCORPORATION OF DOCUMENTS BY REFERENCE 42

                       GUIDE TO READING THIS PROSPECTUS

   To understand us and the terms of our common units and other securities we may offer, you should carefully read this prospectus together with any and all prospectus supplements before you invest. You also should read the documents we refer to under "Where You Can Find More Information" for information on us and for our financial statements.

   The following information should help you understand some of the conventions used in this prospectus.

  .  Throughout this prospectus:

       (1)when we use the terms "we," "us," or "Inergy, L.P.," we are referring either to Inergy, L.P., the registrant itself, or to Inergy, L.P. and its operating subsidiaries collectively, as the context requires;

       (2)when we use the term "our predecessor," we are referring to Inergy Partners, LLC, the entity that conducted our business prior to our initial public offering, which closed on July 31, 2001. Inergy, L.P. was formed as a Delaware limited partnership on March 7, 2001 and did not have operations until the initial public offering. Our predecessor commenced operations in November 1996. The discussion of our business throughout this prospectus relates to the business operations of Inergy Partners, LLC prior to Inergy, L.P.'s initial public offering and Inergy, L.P. thereafter;

       (3)when we use the term "securities," we are referring to the common units, partnership securities and debt securities described in this prospectus; and

       (4)when we use the term "unitholders," we are referring to the holders of common units and partnership securities, and we are referring to the holders of debt securities when we use the term "holders," except as the context otherwise requires.

  . We have a managing general partner and a non-managing general partner. Our managing general partner is responsible for the management of our partnership and its operations are governed by a board of directors. Our managing general partner does not have rights to allocations or distributions from our partnership and does not receive a management fee, but it is reimbursed for expenses incurred on our behalf. Our non-managing general partner owns a 2% non-managing general partner interest in our partnership. Generally, we refer to each general partner as managing or non-managing, as the case may be. We collectively refer to our managing general partner and our non-managing general partner as our "general partners."

                                 RISK FACTORS

   Before you invest in the securities, you should be aware that there are risks in doing so, including those described below. Common units, representing limited partner interests, and other securities we may offer are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference before investing in the securities.

   If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to make distributions to our unitholders or pay interest on or the principal of any debt securities, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

  We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution.

   The amount of cash we can distribute on our common units and partnership securities depends upon the amount of cash we generate from our operations. The amount of cash we generate from our operations will fluctuate from quarter to quarter and will depend upon, among other things, the temperatures in our operating areas, the cost to us of the propane we buy for resale, the level of competition from other propane companies and other energy providers and prevailing economic conditions. In addition, the actual amount of cash available for distribution will also depend on other factors, such as the level of capital expenditures we make, debt service requirements, fluctuations in working capital needs, our ability to borrow under our working capital facility to make distributions, and the amount, if any, of cash reserves established by the managing general partner in its discretion for the proper conduct of our business. Because of all these factors, we may not have sufficient available cash each quarter to be able to pay the minimum quarterly distribution.

   Furthermore, you should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

  Since weather conditions may adversely affect the demand for propane, our financial condition and results of operations are vulnerable to, and will be adversely affected by, warm winters.

   Weather conditions have a significant impact on the demand for propane because our customers depend on propane principally for heating purposes. As a result, warm weather conditions will adversely impact our operating results and financial condition. Actual weather conditions can substantially change from one year to the next. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volume of propane we sell. Consequently, our operating results may vary significantly due to actual changes in temperature. During the fiscal years ended September 30, 1999, 2000 and 2002, temperatures were significantly warmer than normal in our areas of operation. We believe that our results of operations during these periods were adversely affected primarily due to this abnormally warm weather.

  If we do not continue to make acquisitions on economically acceptable terms, our future financial performance will be limited.

   The propane industry is not a growth industry because of increased competition from alternative energy sources. In addition, as a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane's higher cost as compared to other energy sources, we may have difficulty in increasing our retail customer base other than through acquisitions. Therefore, while our business strategy includes internal growth, our ability to grow will depend principally on acquisitions. Our future financial performance depends on our ability to continue to make acquisitions at attractive prices. We cannot assure you that we will be able to continue to identify attractive acquisition candidates in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. We may not be able to grow as rapidly as we expect through acquiring additional businesses after this offering closes for various reasons, including the following:

  . We will use our cash from operations primarily for reinvestment in our business and distributions to unitholders. Consequently, the extent to which we are unable to use cash or access capital to pay for additional acquisitions may limit our growth and impair operating results. Further, we are subject to certain debt incurrence covenants in our revolving credit facility and senior secured notes that may restrict our ability to incur additional debt to finance acquisitions. In addition, any new debt we incur to finance acquisitions may adversely affect our ability to make distributions to our unitholders.

  . Although we intend to use our securities as an acquisition currency, some prospective sellers may not be willing to accept our securities as consideration and their issuance in some circumstances may be dilutive to our existing unitholders.

   Moreover, acquisitions involve potential risks, including:

  .  the inability to integrate the operations of recently acquired businesses,

  .  the diversion of management's attention from other business concerns,

  .  customer or key employee loss from the acquired businesses, and

  .  a significant increase in our indebtedness.

  We cannot assure you that we will be successful in integrating our recent acquisitions.

   We have recently completed the Independent Propane Company, Pro Gas and Hancock acquisitions, which geographically expanded our operations into several new states, including Arkansas, Florida, Georgia, Oklahoma, South Carolina and Texas. We cannot assure you that we will successfully integrate these acquisitions into our operations, or that we will achieve the desired profitability from these acquisitions. Failure to successfully integrate these acquisitions could adversely affect our operations and cash flows available for distribution to our unitholders.

  Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our profit margins.

   The propane industry is a "margin-based" business in which gross profits depend on the excess of sales prices over supply costs. As a result, our profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, we may not be able to pass on these increases to our customers through retail or wholesale prices. Propane is a commodity and the price we pay for it can fluctuate significantly in response to changes in supply or other market conditions. We have no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce our gross profits and could, if continued over an extended period of time, reduce demand by encouraging our retail customers to conserve or convert to alternative energy sources. Furthermore, on May 1, 2002, we entered into a one-year contract to purchase all of Sunoco Inc. (R&M)'s propane production at its Toledo, Ohio refinery, which is approximately 62 million gallons per year. If we are unable to market all of this propane at competitive prices, our gross profits and margins could be significantly reduced.

  Our indebtedness may limit our ability to borrow additional funds, make distributions to our unitholders or capitalize on acquisition or other business opportunities.

   As of November 8, 2002, our total outstanding long-term indebtedness (excluding borrowings under our working capital facility) was approximately $118.5 million, including $85.7 million of senior secured notes, approximately $29.0 million under our acquisition facility and approximately $3.8 million of other indebtedness. Our payment of principal and interest on the indebtedness will reduce the cash available for distribution on our common units and partnership securities. We will be prohibited by our credit facility and the terms of our senior secured notes from making cash distributions during an event of default under any of our indebtedness. Furthermore, our leverage and various limitations in the credit facility and the note purchase agreement relating to the senior secured notes may reduce our ability to incur additional indebtedness, to engage in some transactions and to capitalize on acquisition or other business opportunities.

   In addition, our credit facility contains provisions relating to change of control of our managing general partner, our partnership and our operating company. If these provisions are triggered, such outstanding indebtedness may become due. In such event, there is no assurance that we would be able to pay the indebtedness, in which case the lenders would have the right to foreclose on our assets, which would have a material adverse effect on us. There is no restriction on the ability of our general partners to enter into a transaction which would trigger the change of control provisions.

  The highly competitive nature of the retail propane business could cause us to lose customers, thereby reducing our revenues.

   We have competitors and potential competitors who are larger and have substantially greater financial resources than we do, which may provide them with some advantages. Also, because of relatively low barriers to entry into the retail propane business, numerous small retail propane distributors, as well as companies not engaged in retail propane distribution, may enter our markets and compete with us. Competition in the past several years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Most of our propane retail branch locations compete with several marketers or distributors. The principal factors influencing competition with other retail marketers are:

  .  price,

  .  reliability and quality of service,

  .  responsiveness to customer needs,

  .  safety concerns,

  .  long-standing customer relationships,

  .  the inconvenience of switching tanks and suppliers, and

  .  the lack of growth in the industry.

   We can make no assurances that we will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, we may lose customers, which would reduce our revenues.

  If we are not able to purchase propane from our principal suppliers, our results of operations would be adversely affected.

   During the fiscal year ended September 30, 2001, Louis Dreyfus Energy Services, L.P. and Dynegy Inc. each accounted for approximately 10% of our volume of propane purchases on a pro forma combined basis. Most of these purchases were made under supply contracts that have a term of one year, are subject to annual renewal and provide various pricing formulas. On May 1, 2002, we entered into a one-year contract to purchase all of Sunoco Inc. (R&M)'s propane production at its Toledo, Ohio refinery, which is approximately 62 million gallons per year. In the event that we are unable to purchase propane from Sunoco or our other significant suppliers, our failure to obtain alternate sources of supply at competitive prices and on a timely basis would hurt our ability to satisfy customer demand, reduce our revenues and adversely affect our results of operations.

  Competition from alternative energy sources may cause us to lose customers, thereby reducing our revenues.

   Competition from alternative energy sources, including natural gas and electricity, has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and availability of natural gas in many areas that previously depended upon propane could cause us to lose customers, thereby reducing our revenues.

  Terrorist attacks, such as the attacks that occurred on September 11, 2001, have resulted in increased costs, and future war or risk of war may adversely impact our results of operations.

   The impact that terrorist attacks, such as the attacks of September 11, 2001, may have on the energy industry in general, and on us in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror. We may have to incur additional costs in the future to safeguard certain of our assets and we may be required to incur significant additional costs in the future.

   The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the September 11 attacks may make certain types of insurance more difficult for us to obtain. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to us without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

  Our business would be adversely affected if service at our principal storage facilities or on the common carrier pipelines we use is interrupted.

   Historically, a substantial portion of the propane purchased to support our operations has originated at Conway, Kansas, Hattiesburg, Mississippi and Mont Belvieu, Texas and has been shipped to us through major common carrier pipelines. Any significant interruption in the service at these storage facilities or on the common carrier pipelines we use would adversely affect our ability to obtain propane.

  We are subject to operating and litigation risks that could adversely affect our operating results to the extent not covered by insurance.

   Our operations are subject to all operating hazards and risks incident to handling, storing, transporting and providing customers with combustible liquids such as propane. As a result, we have been, and likely will be, a defendant in legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. However, our insurance may not be adequate to protect us from all material expenses related to potential future claims for personal and property damage.
In addition, the occurrence of a serious accident, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

  Our results of operations and financial condition may be adversely affected by governmental regulation and associated environmental and regulatory costs.

   The propane business is subject to a wide range of federal and state laws and regulations related to environmental and other regulated matters. We may have higher costs in the future due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact our operations, as well as the storage and transportation of propane.

  Energy efficiency and new technology may reduce the demand for propane and adversely affect our operating results.

   Increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. Future conservation measures or technological advances in heating, conservation, energy generation or other devices might reduce demand for propane and adversely affect our operating results.

  Due to our lack of asset diversification, adverse developments in our propane business would reduce our ability to make distributions to our unitholders.

   We rely exclusively on the revenues generated from our propane business. Due to our lack of asset diversification, an adverse development in this business would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Risks Inherent in an Investment in Inergy, L.P.

  Unitholders have less ability to elect or remove management than holders of common stock in a corporation.

   Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management's decisions regarding our business. Unitholders did not elect our managing general partner or its board of directors and will have no right to elect our managing general partner or its board of directors on an annual or other continuing basis. The board of directors of our managing general partner is chosen by the sole member of our managing general partner, Inergy Holdings. Although our managing general partner has a fiduciary duty to manage our partnership in a manner beneficial to Inergy, L.P. and the unitholders, the directors of the managing general partner have a fiduciary duty to manage the managing general partner in a manner beneficial to its member, Inergy Holdings.

   Furthermore, if the unitholders are dissatisfied with the performance of our managing general partner, they will have little ability to remove our managing general partner. First of all, the managing general partner generally may not be removed except upon the vote of the holders of 66 2/3% of the outstanding units voting together as a single class. Because the general partners and their affiliates, including our executive officers and directors, currently control approximately 30% of all the units, it will be difficult to remove the managing general partner without the consent of the general partners and our affiliates. Furthermore, if the managing general partner is removed without cause during the subordination period and units held by the general partners and their affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units which would otherwise have continued until we had met certain distribution and performance tests.

   Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the managing general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our managing general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the managing general partner because of the unitholders' dissatisfaction with the managing general partner's performance in managing our partnership will most likely result in the termination of the subordination period.

   Furthermore, unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partners and their affiliates, cannot be voted on any matter.

  The control of our managing general partner may be transferred to a third party without unitholder consent.

   The managing general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the owner of the managing general partner, Inergy Holdings, from transferring its ownership interest in the managing general partner to a third party. The new owner of the managing general partner would then be in a position to replace the board of directors and officers of the managing general partner with its own choices and to control the decisions taken by the board of directors and officers.

  Our managing general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

   If at any time less than 20% of the outstanding units of any class are held by persons other than our general partners and their affiliates, our managing general partner has the right to acquire all, but not less than all, of those units held by the unaffiliated persons. The price for these units will not be less than the then-current market price of the units. As a consequence, you may be required to sell your common units at an undesirable time or price. Our managing general partner may assign this acquisition right to any of its affiliates or to the partnership.

  Cost reimbursements due our managing general partner may be substantial and reduce our ability to pay the minimum quarterly distribution.

   Prior to making any distributions on the units, we will reimburse our managing general partner for all expenses it has incurred on our behalf. In addition, our general partners and their affiliates may provide us with services for which we will be charged reasonable fees as determined by the managing general partner. The reimbursement of these expenses and the payment of these fees could adversely affect our ability to make distributions to you. Our managing general partner has sole discretion to determine the amount of these expenses and fees. From July 31, 2001 until June 30, 2002, our general partners and their affiliates incurred $7.0 million of direct and indirect expenses on our behalf, consisting primarily of salaries and employee benefits. Effective January 1, 2002, all employees of our general partners became employees of our operating company.

  We may issue additional common units without your approval, which would dilute your existing ownership interests.

   While any senior subordinated units remain outstanding, our managing general partner may cause us to issue up to 800,000 additional common units without your approval. Our managing general partner may also cause us to issue an unlimited number of additional common units, without your approval, in a number of circumstances, such as:

  . the issuance of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis,

  .  the conversion of subordinated units into common units,

  . the conversion of the general partner interests and the incentive distribution rights into common units as a result of the withdrawal of our general partners, or

  .  issuances of common units under our employee benefit plans.

   The issuance of additional common units or other equity securities of equal rank will have the following effects:

  . the proportionate ownership interest of our unitholders in us will decrease,

  . the amount of cash available for distribution on each common unit or partnership security may decrease,

  . since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase,

  . the relative voting strength of each previously outstanding common unit may be diminished, and

  .  the market price of the common units or partnership securities may decline.

   Once no senior subordinated units remain outstanding, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

  You may not have limited liability if a court finds that unitholder actions constitute control of our business.

   Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right of unitholders to remove our managing general partner or to take other action under the partnership agreement constituted participation in the "control" of our business.

   Our general partners generally have unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partners.

   In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution.

  Our general partners have conflicts of interest and limited fiduciary responsibilities, which may permit our general partners to favor their own interests to the detriment of unitholders.

   Inergy Holdings and its affiliates directly and indirectly own an aggregate limited partner interest of approximately 24% in us and the incentive distribution rights, own and control our managing general partner and own and control our non-managing general partner, which owns the 2% general partner interest. Conflicts of interest could arise in the future as a result of relationships between Inergy Holdings, our general partners and their affiliates, on the one hand, and the partnership or any of the limited partners, on the other hand. As a result of these conflicts our general partners may favor their own interests and those of their affiliates over the interests of the unitholders. The nature of these conflicts includes the following considerations:

  . Our general partners may limit their liability and reduce their fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Unitholders are deemed to have consented to some actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  . Our general partners are allowed to take into account the interests of parties in addition to the partnership in resolving conflicts of interest, thereby limiting their fiduciary duties to the unitholders.

  . Our general partners' affiliates are not prohibited from engaging in other business or activities, including those in direct competition with us.

  . Our managing general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, each of which can affect the amount of cash that is distributed to unitholders.

  . Our managing general partner determines whether to issue additional units or other equity securities of the partnership.

  .  Our managing general partner determines which costs are reimbursable by us.

  . Our managing general partner controls the enforcement of obligations owed to us by it.

  . Our managing general partner decides whether to retain separate counsel, accountants or others to perform services for us.

  . Our managing general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  . In some instances our managing general partner may borrow funds in order to permit the payment of distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or hasten the expiration of the subordination period.

Tax Risks To Common Unitholders

   You are urged to read "Tax Considerations" for a more complete discussion of the following expected material federal income tax consequences of owning and disposing of our common units.

  The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to unitholders.

   The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

   If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35% and we would likely pay state taxes as well. Distributions to unitholders would generally be taxed again as corporate distributions, and none of our income, gains, losses or deductions would flow through to unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

   A change in current law or a change in our business could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that causes us to be treated as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be adjusted to reflect that impact on us.

  A successful IRS contest of the federal income tax positions we take may adversely affect the market for common units and the costs of any contest will be borne by our unitholders and our general partners.

   We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely affect the market for our common units and the price at which they trade. In addition, some or all of our unitholders and our general partners will indirectly bear the costs of any contest with the IRS, principally legal, accounting and related fees.

  Unitholders may be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

   Unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income even if they do not receive any cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from the taxation of their share of our taxable income.

  Tax gain or loss on disposition of common units could be different than expected.

   Unitholders who sell common units will recognize gain or loss equal to the difference between the amount realized and their tax basis in those common units. Prior distributions in excess of the total net taxable income allocated for a common unit which decreased a unitholder's tax basis in that common unit will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost. A substantial portion of the amount the unitholder realizes, whether or not representing gain, will likely be ordinary income to the unitholder. Should the IRS successfully contest some positions we take, a unitholder could recognize more gain on the sale of common units than would be the case under those positions, without the benefit of decreased income in prior years. Also, unitholders who sell common units may incur a tax liability in excess of the amount of cash they receive from the sale.

  Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units which may result in adverse tax consequences to them.

   Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, may be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes, at the highest effective tax rate applicable to individuals, and non-U.S. persons will be required to file federal income tax returns and generally pay tax on their share of our taxable income.

  We are registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

   We are registered with the IRS as a "tax shelter." Our tax shelter registration number is 01204000001. The tax laws require that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in the unitholder's tax returns and may lead to audits of his tax returns and adjustments of items unrelated to us. Unitholders will bear the cost of any expense incurred in connection with an examination of their personal tax returns and indirectly bear a portion of the cost of an audit of us.

  We will treat each purchaser of common units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

   Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that do not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the unitholder's sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the unitholder's tax returns. Please read "Tax Considerations--Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

  Unitholders likely will be subject to state and local taxes in states where they do not live as a result of an investment in the units.

   In addition to federal income taxes, the unitholders likely will be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future even if they do not live in any of those jurisdictions. Unitholders likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We presently anticipate that substantially all of our income will be generated in the following states: Arkansas, Florida, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and Wisconsin. Each of these states, except Florida and Texas, imposes a personal income tax. If we expand our operations into other states, unitholders may have to file state and local income tax returns in additional jurisdictions. If we conduct operations in other states, unitholders may be required to file state and local income tax returns in additional jurisdictions. It is the responsibility of each unitholder to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                          FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus, any prospectus supplement and the documents that we have incorporated herein by reference may contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Specific factors could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

  .  the effect of weather conditions on demand for propane;

  .  the price volatility and availability of propane;

  . the availability of capacity to transport propane to market areas and our customers;

  .  competition from other energy sources and within the propane industry;

  . improvements in energy efficiency and technology trends resulting in reduced demand for propane;

  . our ability to achieve expected operating cost savings, synergies and productivity improvements from the integration of the propane distribution businesses we acquire;

  . our inability to make business acquisitions on economically acceptable terms;

  .  our ability to obtain new customers and retain existing customers;

  . operating hazards and risks incidental to transporting, storing and distributing propane and related products, including the risk of explosions and fires resulting in personal injury and property damage;

  .  liability for environmental claims;

  .  adverse labor relations;

  .  governmental legislation and regulation;

  .  the condition of the capital markets in the United States; and

  .  the political and economic stability of oil producing nations of the world.

   A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents that we have incorporated by reference, including those described in the "Risk Factors" section of this prospectus. We will not update these statements unless the securities laws require us to do so.

                                 THE OFFERING

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell the common units, partnership securities and debt securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of us and the securities. Each time we offer to sell securities with this prospectus, we may provide a prospectus supplement that will contain specific information about the terms of that offering. Prospectus supplements may add, update or change information contained in this prospectus. Therefore, before you invest in the securities, you should read this prospectus, any prospectus supplements and the documents we refer to under the heading "Incorporation of Documents by Reference."

                                  WHO WE ARE

   We own and operate a rapidly growing retail and wholesale propane marketing and distribution business. Since our predecessor's inception in November 1996, we have acquired 14 propane companies for an aggregate purchase price of approximately $243 million, including working capital, assumed liabilities and acquisition costs. For a more detailed description of our predecessor, please read "Guide to Reading this Prospectus." For the fiscal year ended September 30, 2001, on a pro forma combined basis we sold approximately 124 million gallons of propane to retail customers and approximately 262 million gallons of propane to wholesale customers.

   Our retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. We market our propane products under seven regional brand names: Bradley Propane, Country Gas, Hancock Gas Service, Hoosier Propane, Independent Propane Company, McCracken and Pro Gas. We serve approximately 199,000 retail customers in Arkansas, Florida, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and Wisconsin from 103 customer service centers which have an aggregate of approximately 6.6 million gallons of above-ground propane storage capacity. In addition to our retail business, we operate a wholesale supply, marketing and distribution business, providing propane procurement, transportation and supply and price risk management services to our customer service centers, as well as to independent dealers and multistate marketers and, to a lesser extent, selling propane as a standby fuel to industrial end users. We currently provide wholesale supply and distribution services to approximately 350 customers in 24 states, primarily in the Midwest and Southeast.

   Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our operating company, Inergy Propane, LLC. Inergy GP, LLC, our managing general partner, has sole responsibility for conducting our business and managing our operations. Our managing general partner's only interest in us is its management rights. Inergy GP, LLC has no economic interest in our partnership and does not receive a management fee, but it is reimbursed for expenses incurred on our behalf. Inergy Partners, LLC, our non-managing general partner, owns a 2% non-managing general partner interest in us. The 2% general partner interest is entitled to its proportionate share of allocations and distributions in our partnership. Our non-managing general partner has no operational or managerial responsibilities under our partnership agreement.

   Our common units, which represent limited partner interests, are traded on the Nasdaq National Market under the symbol "NRGY." On November 8, 2002, the last reported sale price of our common units on the Nasdaq was $28.58 per common unit.

   Our principal executive offices are located at 2 Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, and our phone number is (816) 842-8181.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the securities for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital. We may change the potential uses of the net proceeds in a prospectus supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The table below sets forth the ratio of earnings to fixed charges of Inergy, L.P. for the periods indicated.

                                         Year Ended September 30,
                                         ------------------------
                      November 8, 1996
                             to                                       Nine Months
                     Septemeber 30, 1997 1998  1999  2000  2001   Ended June 30, 2002
                     ------------------- ----  ----  ----  -----  -------------------
Ratio of earnings to
  fixed charges.....         --           --    --    --   1.65x         3.08

   For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and the amortization of deferred financing costs and interest associated with operating rentals. Earnings were inadequate to cover fixed charges by $274,000 for the period from November 8, 1996 to September 30, 1997, $35,000 for the year ended September 30, 1998, $129,000 for the year ended September 30, 1999, and $1.8 million for the year ended September 30, 2000.

                        DESCRIPTION OF THE COMMON UNITS

   The common units and the subordinated units represent limited partner interests in us. The holders of these units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. As of November 8, 2002, we had 3,827,176 common units, representing a 48.6% limited partner interest; 3,313,367 senior subordinated units, representing a 42.1% limited partner interest; and 572,542 junior subordinated units, representing a 7.3% limited partner interest. Thus, as of that date our equity consisted of a 98% limited partner interest and a 2% general partner interest.

Distributions

   Common units are entitled to receive distributions of available cash of $0.60 per quarter, or $2.40 on an annualized basis, before any distributions are paid on our subordinated units.

   In general, we will pay any cash distributions we make each quarter in the following manner:

  . first, 98% to the common units and 2% to the non-managing general partner, until each common unit has received a minimum quarterly distribution of $0.60 plus any arrearages from prior quarters;

  . second, 98% to the senior subordinated units and 2% to the non-managing general partner, until each senior subordinated unit has received a minimum quarterly distribution of $0.60;

  . third, 98% to the junior subordinated units and 2% to the non-managing general partner, until each junior subordinated unit has received a minimum quarterly distribution of $0.60; and

  . fourth, 98% to all units, pro rata, and 2% to the non-managing general partner, until each unit has received a distribution of $0.66 per quarter.

   If cash distributions exceed $0.66 per unit in any quarter, Inergy Holdings, the sole member of our managing general partner, will receive increasing percentages, up to 48%, of the cash we distribute in excess of that amount.

   We must distribute all of our cash on hand at the end of each quarter, less reserves established by our managing general partner. The amount of this "available cash" may be greater than or less than the minimum quarterly distribution.

Timing of Distributions

   We pay distributions approximately 45 days after March 31, June 30, September 30 and December 31 to unitholders of record on the applicable record date and to our non-managing general partner.

Subordination Period

   The subordination period will end once we meet the financial tests in the partnership agreement, but it generally cannot end before June 30, 2006 with respect to the senior subordinated units and June 30, 2008 with respect to the junior subordinated units.

   When the applicable subordination period ends, all remaining senior subordinated units or junior subordinated units, as applicable, will convert into common units on a one-for-one basis. Once all subordinated units have been converted into common units, the common units will no longer be entitled to arrearages.

Early Conversion of Subordinated Units

   If we meet the applicable financial tests in the partnership agreement as of any quarter ending on or after June 30, 2004, 25% of the senior subordinated units will convert into common units. If we meet these tests as of any quarter ending on or after June 30, 2005, an additional 25% of the senior subordinated units will convert into common units. The early conversion of the second 25% of the senior subordinated units may not occur until at least one year after the early conversion of the first 25% of the senior subordinated units.

   If we meet the applicable financial tests in the partnership agreement as of any quarter ending on or after June 30, 2006, 25% of the junior subordinated units will convert into common units. If we meet these tests as of any quarter ending on or after June 30, 2007, an additional 25% of the junior subordinated units will convert into common units. The early conversion of the second 25% of the junior subordinated units may not occur until at least one year after the early conversion of the first 25% of the junior subordinated units.

   Notwithstanding the foregoing, all outstanding junior subordinated units may convert into common units on a one-for-one basis on or after June 30, 2006, if we have paid a distribution of at least $2.80 on each outstanding unit for each of the three preceding non-overlapping four-quarter periods, all of the senior subordinated units have been converted into common units, and we have met other applicable financial tests in the partnership agreement.

Issuance of Additional Units

   In general, while any senior subordinated units remain outstanding, we may not issue more than 800,000 additional common units without obtaining unitholder approval. We may, however, issue an unlimited number of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis. We refer to acquisitions which increase cash flow from operations on a per unit basis as "accretive."

Voting Rights

   Unlike the holders of common stock in a corporation, our common unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our managing general partner or its directors on an annual or other continuing basis. The managing general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, including units owned by the general partners and their affiliates.

Limited Call Right

   If at any time not more than 20% of the outstanding common units are held by persons other than our general partners and their affiliates, our managing general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then current market price of the common units.

Exchange Listing

   Our common units are traded on the Nasdaq National Market under the symbol "NRGY."

Transfer Agent and Registrar Duties

   American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  . surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

  .  special charges for services requested by a holder of a common unit, and

  .  other similar fees or charges.

   There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

   Any transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  . becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner,

  . automatically requests admission as a substituted limited partner in our partnership,

  . agrees to be bound by the terms and conditions of, and executes, our partnership agreement,

  . represents that the transferee has the capacity, power and authority to enter into the partnership agreement,

  . grants powers of attorney to officers of our managing general partner and any liquidator of us as specified in the partnership agreement, and

  .  makes the consents and waivers contained in the partnership agreement.

   An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our managing general partner and the recording of the name of the assignee on our books and records. The managing general partner may withhold its consent in its sole discretion.

   A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

   Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon admission as a substituted limited partner in our partnership for the transferred common units, a purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  .  the right to assign the common unit to a purchaser or other transferee, and

  . the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

   Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  . will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application, and

  . may not receive some federal income tax information or reports furnished to record holders of common units.

   The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

   Until a common unit has been transferred on our books, we and the transfer agent, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

                   DESCRIPTION OF THE PARTNERSHIP SECURITIES

Limitation on Issuance of Additional Partnership Securities

   The partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the managing general partner in its sole discretion without the approval of any limited partners. While any senior subordinated units remain outstanding, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 800,000 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

   During or after the subordination period, we may issue an unlimited number of common units as follows:

  .  upon exercise of the underwriters' over-allotment option,

  .  upon conversion of the subordinated units,

  .  under employee benefit plans,

  . upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal of a general partner,

  .  in the event of a combination or subdivision of common units, or

  . in connection with an acquisition or a capital improvement that would have resulted, on a pro forma basis, in an increase in adjusted operating surplus on a per unit basis for the preceding four-quarter period.

   It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

   In accordance with Delaware law and the provisions of our partnership agreement, we also may issue additional partnership interests that, in the sole discretion of the managing general partner, have special voting rights to which the common units are not entitled.

   Upon issuance of additional partnership interests, the non-managing general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us and the operating company. Moreover, the non-managing general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the non-managing general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Issuance of Additional Partnership Securities

   The following is a description of the general terms and provisions of the partnership securities. The particular terms of any series of partnership securities will be described in the applicable prospectus supplement and the amendment to the partnership agreement relating to that series of partnership securities, which will be filed as an exhibit to or incorporated by reference in this prospectus at or prior to the time of issuance of any such series of partnership securities. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

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

   Subject to the limitations described above, the general partner is authorized to approve the issuance of one or more series of partnership securities without further authorization of the limited partners and to fix the number of securities, the designations, rights, privileges, restrictions and conditions of any such series.

   The applicable prospectus supplement will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series will include the following:

  . the maximum number of securities to constitute the series and the designation and ranking thereof;

  . the annual distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions shall be paid in cash, securities or otherwise;

  . whether the securities of the series will be redeemable and, if so, the price at the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series shall be entitled to receive upon the redemption thereof;

  .  the liquidation preference, if any, applicable to securities of the series;

  . the terms and conditions, if any, on which the securities of the series shall be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, is any, of adjusting the same; and

  .  the voting rights, if any, of the securities of the series.

   The holders of partnership securities will have no preemptive rights. Partnership securities will be fully paid and nonassessable when issued upon full payment of the purchase price therefor. The prospectus supplement will contain, if applicable, a description of the material United States federal income tax consequences relating to the purchase and ownership of the series of partnership securities offered by the prospectus supplement. The transfer agent, registrar and distributions disbursement agent for the partnership securities will be designated in the applicable prospectus supplement.

                      DESCRIPTION OF THE DEBT SECURITIES

General

   The debt securities will be:

  .  our direct secured or unsecured general obligations; and

  .  either senior debt securities or subordinated debt securities.

   Senior debt securities will be issued under a Senior Indenture and subordinated debt securities will be issued under a Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are each referred to as an "Indenture" and collectively referred to as the "Indentures." We will enter into the Indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described below under "Where You Can Find More Information." The Indentures will be subject to, and governed by, the Trust Indenture Act. We will execute an Indenture and supplemental indenture if and when we issue any debt securities.

   We have summarized below the material provisions of the Indentures in the following order:

  .  those provisions that apply only to the Senior Indenture;

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  .  those provisions that apply only to the Subordinated Indenture; and

  .  those provisions that apply to both Indentures.

   We have not restated the Indentures in their entirety in this prospectus. You should read the Indentures, because they, and not this description, control your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the Indentures.

   In the Indentures, the term "subsidiary" means, with respect to any person:

  . any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or combination thereof; or

  . any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or combination thereof.

Specified Terms of Each Series of Debt Securities in the Prospectus Supplement

   A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to such debt securities. These terms will include some or all of the following:

  .  whether the debt securities are senior or subordinated debt securities;

  .  the title of the debt securities;

  .  the total principal amount of the debt securities;

  . the assets, if any, that are pledged as security for the payment of the debt securities;

  . whether we will issue the securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

  .  the prices at which we will issue the debt securities;

  . the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  . the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  . any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  . the date or dates on which the principal of the debt securities will be payable;

  . the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  .  any conversion or exchange provisions;

  .  any optional redemption provisions;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  .  any changes to or additional events of default or covenants; and

  .  any other terms of the debt securities.

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

Provisions Only in the Senior Indenture

  Summary

   The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The Senior Indenture will contain provisions that:

  .  limit our ability to put liens on our principal assets; and

  .  limit our ability to sell and lease back our principal assets.

   The Subordinated Indenture will not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

  Limitations on Liens

   The Senior Indenture will provide that we will not, nor will we permit any subsidiary to, create, assume, incur of suffer to exist any lien upon any property or assets, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure our debt or the debt of any other person (other than the senior debt securities issued thereunder), without in any such case providing that all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

   There is excluded from this restriction:

    1. Permitted Liens, which is a term we define below;

    2. with respect to any series, any lien upon any property or assets of our company or any subsidiary in existence on the date the senior debt securities of that series are first issued or provided for under agreements existing on that date;

    3. any lien upon any property or assets created at the time of acquisition of such property or assets by us or any subsidiary or within one year after that time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

    4. any lien upon any property or assets existing at the time of its acquisition by us or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

    5. any lien upon property or assets of a person existing at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time it becomes a subsidiary;

    6. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

    7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that are being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable subsidiary has not exhausted its appellate rights;

    8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts attaching to or required to be attached to property or assets under the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses 1 through 7 above;

    9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of liens, in whole or in part, referred to in clauses 1 through

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

       8, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced plus any expenses of our company and subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding replacement; or

    10.any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of our company or any subsidiary.

   Notwithstanding the foregoing, under the Senior Indenture, we may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure debt of our company or any person (other than the senior debt securities) that is not excepted by clauses 1 through 10 above without securing the senior debt securities issued under the Senior Indenture, if the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses 1 through 4 of the first paragraph of the restriction on sale-leaseback covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

   When we use the term "Permitted Liens," we are referring to:

    1. zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of our company or its subsidiaries or impair the use of such property in the operation of the business of our company or its subsidiaries;

    2. any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

    3. the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of any property;

    4. liens of taxes and assessments which are (A) for the then current year,
       (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith;

    5. liens of, or to secure performance of, leases, other than capital leases;

    6. any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

    7. any lien upon property or assets acquired or sold by us or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

    8. any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

    9. any lien in favor of us or any subsidiary;

    10.any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

    11.any lien securing industrial development, pollution control or similar revenue bonds;

    12.any lien securing debt of our company or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof, to refinance, refund or repurchase the debt securities and all other outstanding securities under the Senior Indenture, including the amount of all accrued interest and reasonable fees and expenses and premium, if any, incurred by us or any subsidiary in connection therewith;

    13.liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; and

    14.any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

   When we use the term "Consolidated Net Tangible Assets," we are referring to the total amount of assets after deducting (x) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor to a time more than 12 months after the time which the amount thereof is being computed, and (B) current maturities of long-term debt), and (y) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of our company and its subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

  Restriction on Sale-Leasebacks

   The Senior Indenture will prohibit us or any subsidiary from engaging in a Sale-Leaseback Transaction, unless:

    1. such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject to such Sale-Leaseback Transaction or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

    2. the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than the lesser of (A) three years and (B) 60% of the useful remaining life of such property;

    3. we or our subsidiary would be entitled to incur debt secured by a lien on the property or assets subject to such Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

    4. we or our subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any debt of our company or any subsidiary that is not subordinated to the senior debt securities, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business.

   When we use the term "Sale-Leaseback Transaction," we are referring to the sale or transfer by us or any subsidiary of any property or assets to a person (other than us or any subsidiary) and the taking back by us or any subsidiary, as the case may be, of a lease of such property or assets.

   Notwithstanding the foregoing, under the Senior Indenture we may, and may permit any subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses 1 through 4 of the above exceptions to the prohibition on Sale-Leaseback Transactions, provided that the net sale proceeds from such Sale-Leaseback

Transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon property and assets not excepted by clauses 1 through 10 of the exceptions to the limitations on liens described above do not exceed 10% of the Consolidated Net Tangible Assets.

Provisions Only in the Subordinated Indenture

  Subordinated Debt Securities Subordinated to Senior Debt

   The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. When we use the term "Senior Debt," we are referring to all notes or other evidences of indebtedness not expressed to be subordinate or junior in right of payment to the subordinated debt securities or any other of our indebtedness ranking pari passu or junior in right of payment to the subordinated debt securities.

  Payment Blockages

   The Subordinated Indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event we have a default on any Senior Debt that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time.

  No Limitation on Amount of Senior Debt

   The Subordinated Indenture will not limit the amount of Senior Debt that we incur.

Provisions That Apply to Both Indentures

  Consolidation, Merger or Asset Sale

   Each Indenture will, in general, allow us to consolidate or merge with another domestic entity. They also will allow us to sell, lease or transfer all or substantially all of our property and assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures. However, we may only consolidate or merge with or into an entity or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which will include the following requirements:

  . the remaining or acquiring entity is organized under the laws of the United States, any state or the District of Columbia;

  . the remaining or acquiring entity assumes our obligations under the Indentures; and

  . immediately after giving effect to the transaction no default or Event of Default (as defined below) exists.

   The remaining or acquiring entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under the Indentures and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the Indentures.

  Modification of Indentures

   We may modify or amend each Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the Indenture affected by the modification or amendment consent to it. Without the consent of the holders of each outstanding debt security affected, however, no modification may:

  . change the stated maturity of the principal of or any installment of principal of or interest on any debt security

  . reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security

  .  change the redemption date for any debt security

  .  change our obligation, if any, to pay additional amounts

  . reduce the principal amount of an original discount debt security payable upon acceleration of maturity

  . change the currency in which any debt security or any premium or interest on any debt security is payable

  .  change the redemption right of any holder

  . impair the right to institute suit for the enforcement of any payment on any debt security

  . reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults

  .  reduce quorum or voting requirements

  . change our obligation to maintain an office or agency in the places and for the purposes required by the Indenture

  .  modify any of the above provisions

   We may modify or amend the Indenture without the consent of any holders of the debt securities in certain circumstances, including:

  . to provide for the assumption of our obligations under the Indenture and the debt securities by a successor upon any merger, consolidation or asset transfer

  . to add covenants and events of default or to surrender any rights we have under the Indenture

  . to make any change that does not adversely affect any outstanding debt securities of a series in any material respect

  .  to secure the senior debt securities

  .  to provide for successor trustees

  .  to cure any ambiguity, omission, defect or inconsistency

   The holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults under the Indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

  Events of Default and Remedies

   When we use the term "Event of Default" with request to an Indenture, we are referring to any of the following events:

  . failure to pay the principal of, or any premium on, any debt security when due;

  . failure to pay interest on any debt security for 30 days after such payment is due;

  . failure to perform any other covenant or breach of any warranty in the Indenture that continues for 60 days after being given written notice;

  .  certain events of bankruptcy, insolvency or reorganization of our company;
     or

  . any other event of default included in any Indenture or supplemental indenture.

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

   The subordination of the subordinated debt securities does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on them. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

   An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. Additionally, the trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

   If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

   Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

  No Limit on Amount of Debt Securities; Current Prohibition on Incurrence of
  Debt

   Neither of the Indentures will limit the amount of debt securities that we may issue. Each Indenture allows us to issue debt securities up to the principal amount that we authorize. However, before issuing any debt securities, we will need to obtain the consent of the holders of our subsidiary's debt.

  Registration of Notes

   We will issue debt securities only in registered form without coupons.

  Minimum Denominations

   Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in amounts of $1,000 each or multiples of $1,000.

  No Personal Liability of General Partner

   Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, our general partner and its directors, officers, employees, members and stockholders will not have any liability for our obligations under the Indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

  Payment and Transfer

   Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

   Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

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

  Form, Exchange, Registration and Transfer

   Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

   We will appoint the trustee under each Indenture as security registrar for the debt securities issued under that Indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

   In the case of any redemption in part, we will not be required:

  . to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or

  . to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

  Discharging our Obligations

   We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

   We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders of debt securities having to recognize taxable income or loss or subject then to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

  Book Entry, Delivery and Form

   The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

   Unless otherwise stated in any prospectus supplement, The Depository Trust Company ("DTC") will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

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   Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

   DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

   DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

   It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

   Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

  . an event of default occurs with respect to any debt security and DTC requests that we issue certificated securities; or

  . we determine not to require all of the notes of a series to be represented by a global note and notify the trustee of our decision.

The Trustee

  Resignation or Removal of Trustee

   If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

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   The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

  Limitations on Trustee if it is Our Creditor

   Each Indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of our company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Annual Trustee Report to Holders of Debt Securities

   The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

  Certificates and Opinions to be Furnished to Trustee

   Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                              TAX CONSIDERATIONS

   This section addresses all of the material tax considerations that may be relevant to prospective common unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Stinson Morrison Hecker LLP, special counsel to the general partners and us, insofar as it relates to legal conclusions with respect to United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this "Tax Considerations" section to "us" or "we" are references to Inergy, L.P. and the operating company.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on common unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult with, and is urged to depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

   All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Stinson Morrison Hecker LLP, unless otherwise noted, and are based on the accuracy of the representations made by us.

   No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Stinson Morrison Hecker LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts.

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

Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market value of the common units. In addition, the costs of any contest with the IRS will be borne indirectly by the unitholders and our general partners. Furthermore, the tax treatment of Inergy, L.P., or of an investment in Inergy, L.P., may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

   For the reasons described below, Stinson Morrison Hecker LLP has not rendered an opinion with respect to the following specific federal income tax issues:

      (l) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "--Tax Consequences of Unit Ownership--Treatment of Short Sales"),

      (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "--Disposition of Common Units--Allocations Between Transferors and Transferees"), and

      (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "--Tax Consequences of Unit Ownership--Section 754 Election").

Partnership Status

   A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of his adjusted basis in his partnership interest.

   Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships whose gross income for every taxable year consists of at least 90% "qualifying income." Qualifying income includes income and gains derived from the wholesale and retail marketing and transportation of propane. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the managing general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

   No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes, the status of the operating company for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of Stinson Morrison Hecker LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Inergy, L.P. has been and will be treated as a partnership for federal income tax purposes and the operating company has been and will be disregarded as an entity separate from us for federal income tax purposes.

   In rendering its opinion, Stinson Morrison Hecker LLP has relied on factual representations made by us and the managing general partner. The representations made by us and our managing general partner upon which counsel has relied are:

      (a) Neither Inergy, L.P. nor the operating company has elected or will elect to be treated as a corporation, and

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

      (b) For each taxable year, more than 90% of our gross income has been and will be income from sources that Stinson Morrison Hecker LLP has opined, or will opine, is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

   If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and Inergy, L.P. so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

   If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of a unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, treatment as a corporation would materially reduce a unitholder's cash flow and after-tax return and thus would reduce the value of the units.

   The remainder of this section is based on Stinson Morrison Hecker LLP's opinion that we will be treated as a partnership for federal income tax purposes.

Limited Partner Status

   Unitholders who have become limited partners of Inergy, L.P. will be treated as partners of Inergy, L.P. for federal income tax purposes. Also:

    (a)assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

    (b)unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Inergy, L.P. for federal income tax purposes.

   As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Stinson Morrison Hecker LLP does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

   A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "--Tax Consequences of Unit Ownership--Treatment of Short Sales."

   Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Inergy, L.P. for federal income tax purposes.

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

Tax Consequences of Unit Ownership

   Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution from us. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

   Treatment of Distributions. Except as described below with respect to certain non-pro rata distributions, our distributions to a unitholder will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "--Disposition of Common Units" below. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "--Limitations on Deductibility of Losses."

   Any reduction in a unitholder's share of our liabilities for which no partner, including our general partners, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. We do not currently have any nonrecourse liabilities. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of cash may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces his share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets."

   To that extent, he will be treated as having received his proportionate share of our Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

   Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by our distributions to him, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to either general partner, but will have a share of our nonrecourse liabilities, generally based on his share of profits. Please read "--Disposition of Common Units--Recognition of Gain or Loss."

   Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

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

   In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

   The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally partnership or corporate activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including any dividend income we derive or from our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

   A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

   Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  . interest on indebtedness properly allocable to property held for investment;

  .  our interest expense attributed to portfolio income; and

  . the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

   The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

   Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

   The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

   Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, foreign or local income tax on behalf of any unitholder or the non-managing general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership

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

agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

   Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the non-managing general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the senior subordinated units or junior subordinated units, or incentive distributions are made to Inergy Holdings, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the non-managing general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the non-managing general partner.

   Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the non-managing general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of contribution. In addition, recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

   An allocation of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and the rights of all the unitholders to distributions of capital upon liquidation.

   Stinson Morrison Hecker LLP is of the opinion that, with the exception of the issues described in "--Tax Consequences of Unit Ownership--Section 754 Election" and "--Disposition of Common Units--Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of our income, gain, loss or deduction.

   Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  . any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder,

  . any cash distributions received by the unitholder as to those units would be fully taxable, and

  .  all of these distributions would appear to be ordinary income.

   Stinson Morrison Hecker LLP has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and

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

avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "--Disposition of Common Units--Recognition of Gain or Loss."

   Alternative Minimum Tax. Each unitholder will be required to take into account his share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

   Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2002 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

   Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

   Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section l.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under
Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the managing general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "--Tax Treatment of Operations--Uniformity of Units."

   Although Stinson Morrison Hecker LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under
Section 743 but is arguably inconsistent with Treasury Regulation Section l.167(c)-l(a)(6) which is not expected to directly apply to a material portion of our assets. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "--Tax Treatment of Operations--Uniformity of Units."

   A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election,

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the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

   The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them may not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

   Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "--Disposition of Common Units--Allocations Between Transferors and Transferees."

   Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the non-managing general partner, its affiliates and the owners of units immediately prior to this offering. Please read "--Allocation of Income, Gain, Loss and Deduction."

   To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not take any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

   If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "--Tax Consequences of Unit Ownership--Allocation of Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

   The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon termination of Inergy, L.P. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

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   Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determination of the initial tax basis, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates, and determination of basis, are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

   Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale. We do not currently have any nonrecourse liabilities.

   Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

   Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets. Ordinary income attributable to
Section 751 Assets may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

   The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, under the Treasury regulations, can designate specific common units sold for purposes of determining the holding period of the units sold. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

   Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests such as our units, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  .  a short sale,

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  .  an offsetting notional principal contract, or

  . a futures or forward contract with respect to the partnership interest or substantially identical property.

   Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

   Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

   The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Stinson Morrison Hecker LLP is unable to opine on the validity of this method of allocating income and deductions between the transferors and transferees of units. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among, unitholders whose interest otherwise vary during a taxable period, to conform to a method which is permitted.

   A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated a share of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

   Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

   Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of any deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

   Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable

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to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section l.167(c)-l(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "--Tax Consequences of Unit Ownership--Section 754 Election."

   We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under
Section 743, but is arguably inconsistent with Treasury Regulation Section l.167(c)-l(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "--Tax Consequences of Unit Ownership--Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "--Disposition of Common Units--Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

   Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other non-U.S. persons and regulated investment companies (mutual funds) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

   A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

   Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold at the highest marginal tax rate applicable to individuals on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

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   In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

   Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

   Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-l, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholders share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Stinson Morrison Hecker LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

   The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

   Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Inergy GP, LLC as our Tax Matters Partner.

   The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

   A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

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   Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

    (a)the name, address and taxpayer identification number of the beneficial owner and the nominee;

    (b)whether the beneficial owner is:

       (1)a person that is not a United States person,

       (2)a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

       (3)a tax-exempt entity;

    (c)the amount and description of units held, acquired or transferred for the beneficial owner; and

    (d)specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

   Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

   Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we have registered as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

   Our tax shelter registration number is 01204000001. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for that failure. Any penalties discussed are not deductible for federal income tax purposes.

Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

   Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

   A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

    (1)for which there is, or was, "substantial authority"; or

    (2)as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

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

   More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

   A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

   In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We presently anticipate that substantially all of our income will be generated in the following states: Arkansas, Florida, Georgia, Illinois, Indiana, Michigan, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Wisconsin. Each of these states, except Florida and Texas, currently imposes a personal income tax. A unitholder will likely be required to file state income tax returns and to pay state income taxes in these states and may be subject to penalties for failure to comply with these requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "--Tax Consequences of Unit Ownership--Entity-Level Collections." Based on current law and our estimate of our future operations, the managing general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

   It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal tax returns, that may be required of him. Stinson Morrison Hecker LLP has not rendered an opinion on the state or local tax consequences of an investment in us.

                             PLAN OF DISTRIBUTION

   We may sell securities described in this prospectus and any prospectus supplement to one or more underwriters for public offering and sale, and we also may sell securities to investors directly or through dealers or agents.

   We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

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

   If we use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common units at a level above that which might otherwise prevail in the open market.

   We may sell the securities directly or through agents designated by us from time to time. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

   We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

   Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

   A prospectus in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for Internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

                                 LEGAL MATTERS

   The validity of the securities offered in this prospectus and the material federal income tax considerations regarding the securities will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

                                    EXPERTS

   Our consolidated financial statements, appearing in our Annual Report on Form 10-K for the year ended September 30, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated by reference in the registration statement of which this prospectus is a part. Our consolidated financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of Independent Propane Company Holdings, appearing in our current report on Form 8-K/A that was filed with the SEC on March 1, 2002, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report, which is incorporated by reference in the registration statement of which this prospectus is a part. These financial statements are incorporated by reference in reliance upon Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.

                                 OTHER MATTERS

   Arthur Andersen LLP, the independent auditors for Independent Propane Company Holdings, provided us with an audit report with respect to the financial statements of Independent Propane Company Holdings incorporated herein by reference. Prior to the date of this prospectus, the partners of Arthur Andersen LLP who reviewed the most recent audited financial statements relating to Independent Propane Company Holdings have resigned from Arthur Andersen LLP. After reasonable efforts, we have been unable to obtain Arthur Andersen LLP's written consent to the incorporation herein by reference of its audit report with respect to the financial statements of Independent Propane Company Holdings. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at locations maintained by the SEC, including:

  . the principal offices of the SEC located at Judiciary Plaza, Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

  . the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

  . the regional offices of the SEC located at 233 Broadway, New York, New York 10279.

Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800 SEC-0330 for further information about the operation of the Public Reference Room. Materials also may be obtained from the SEC's web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this registration statement, you should always check for SEC reports we may have filed after the date of this prospectus. We incorporate by reference the documents listed below:

  . our annual report on Form 10-K for the fiscal year ended September 30, 2001, filed with the SEC on December 28, 2001, as amended by our annual report on Form 10-K/A for the fiscal year ended September 30, 2001, filed with the SEC on March 1, 2002;

  . our quarterly report on Form 10-Q for the quarter ended December 31, 2001, filed with the SEC on February 14, 2002; our quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002; and our quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 9, 2002;

  . our current report on Form 8-K filed with the SEC on January 4, 2002, amended by our current report on Form 8-K/A filed with the SEC on March 1, 2002; our current report on Form 8-K filed with the SEC on June 13, 2002; our current report on Form 8-K filed with the SEC on August 21, 2002; and our current report on Form 8-K filed with the SEC on November 12, 2002;

  . the description of our common units contained in our registration statement on Form 8-A that we filed with the SEC on March 15, 2001, which is incorporated into that registration statement by reference to the description of our common units set forth under the captions "Prospectus Summary," "Cash Distribution Policy," "Description of the Common Units," "The Partnership Agreement" and "Tax Considerations" in the prospectus forming a part of our registration statement on Form S-1 (Reg. No. 333-56976) that we filed with the SEC on March 14, 2001.

We also incorporate by reference all documents filed by us under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the sale of all of the common units offered by this prospectus.

   You may request a copy of these filings at no cost, by making written or telephone requests for such copies to:

       Investor Relations
       Inergy, L.P.
       2 Brush Creek Boulevard, Suite 200
       Kansas City, Missouri 64112
       (816) 842-8181

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   Set forth below are the expenses we will incur in connection with the offering of the securities being registered. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

             Registration fee.............................. $27,600
             Fees and expenses of legal counsel............  20,000
             Accounting fees and expenses..................  10,000
             Printing expenses.............................  10,000
             Transfer agent and Registrar fees and expenses  10,000
             Miscellaneous.................................  10,000
                                                            -------
                    Total.................................. $87,600
                                                            =======

Item 15. Indemnification of Directors and Officers.

   Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  .  the general partners,

  .  any departing general partner,

  . any person who is or was an affiliate of a general partner or any departing general partner,

  . any person who is or was a member, partner, officer, director, employee, agent or trustee of the managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner, or

  . any person who is or was serving at the request of a managing general partner or any departing general partner or any affiliate of a managing general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of our assets. The general partners and their affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Item 16. Exhibits.

4.1 Specimen Unit Certificate for Senior Subordinated Units (incorporated by reference to Exhibit 4.1 to
    Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

4.2 Specimen Unit Certificate for Junior Subordinated Units (incorporated by reference to Exhibit 4.2 to
    Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

4.3 Specimen Unit Certificate for Common Units (incorporated by reference to Exhibit 4.3 to Inergy, L.P.'s
    Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  4.4   Note Purchase Agreement entered into as of June 7, 2002, by Inergy Propane, LLC and the purchasers named therein (incorporated by reference to Exhibit 4.4 to Inergy, L.P.'s Registration Statement on
        Form S-1/A (Registration No. 333-89010) filed on June 13, 2002)

  4.5   Parent Guaranty dated as of June 7, 2002, by Inergy, L.P. in favor of the noteholders named therein
        (incorporated by reference to Exhibit 4.5 to Inergy, L.P.'s Registration Statement on Form S-1/A
        (Registration No. 333-89010) filed on June 13, 2002)

  4.6   Limited Guaranty dated as of June 7, 2002, by IPCH Acquisition Corp. in favor of the noteholders named therein (incorporated by reference to Exhibit 4.6 to Inergy, L.P.'s Registration Statement on
        Form S-1/A (Registration No. 333-89010) filed on June 13, 2002)

  4.7   Subsidiary Guaranty dated as of June 7, 2002, by the guarantors named therein in favor of the noteholders named therein (incorporated by reference to Exhibit 4.7 to Inergy, L.P.'s Registration
        Statement on Form S-1/A (Registration No. 333-89010) filed on June 13, 2002)

 *4.8   Form of Senior Indenture

 *4.9   Form of Subordinated Indenture

 *5.1   Opinion of Stinson Morrison Hecker LLP as to the legality of the securities being registered

 *8.1   Opinion of Stinson Morrison Hecker LLP as to certain tax matters

*12.1   Computation of ratio of earnings to fixed charges

*23.1   Consent of Ernst & Young LLP

*23.2   Consent of Stinson Morrison Hecker LLP (contained in Exhibit 5.1 and 8.1)

*24.1   Power of attorney (included on the signature page of this registration statement).

*99.1   Balance Sheet of Inergy, L.P.

--------
*  Filed herewith

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

    (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

      (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
       Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 12, 2002.

                                              Inergy, L.P.
                                              By: Inergy GP, LLC
                                                  its Managing General Partner

                                              By: /S/  R. BROOKS SHERMAN, JR.
                                                  -----------------------------
                                                     R. Brooks Sherman, Jr.
                                                       Vice President and
                                                     Chief Financial Officer

   Each person whose signature appears below appoints John J. Sherman and R. Brooks Sherman Jr., and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the officers and directors of Inergy GP, LLC, as managing general partner of Inergy, L.P., the registrant, in the capacities and on the dates indicated.

          Signature                        Title                    Date
          ---------                        -----                    ----

    /S/  JOHN J. SHERMAN       President and Chief Executive  November 12, 2002
-----------------------------    Officer and Chairman of the
       John J. Sherman           Board (principal executive
                                 officer)

    /S/  PHILIP L. ELBERT      Senior Vice                    November 12, 2002
-----------------------------    President--Operations and
      Philip L. Elbert           Director

 /S/  R. BROOKS SHERMAN, JR.   Chief Financial Officer        November 12, 2002
-----------------------------    (principal accounting and
   R. Brooks Sherman, Jr.        financial officer)

 /S/  RICHARD C. GREEN, JR.    Director                       November 12, 2002
-----------------------------
    Richard C. Green, Jr.

   /S/  WARREN H. GFELLER      Director                       November 12, 2002
-----------------------------
      Warren H. Gfeller

    /S/  DAVID J. SCHULTE      Director                       November 12, 2002
-----------------------------
      David J. Schulte

                               INDEX TO EXHIBITS

  4.1 Specimen Unit Certificate for Senior Subordinated Units (incorporated by reference to Exhibit 4.1 to
      Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7,
      2001)

  4.2 Specimen Unit Certificate for Junior Subordinated Units (incorporated by reference to Exhibit 4.2 to
      Inergy, L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7,
      2001)

  4.3 Specimen Unit Certificate for Common Units (incorporated by reference to Exhibit 4.3 to Inergy,
      L.P.'s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

  4.4 Note Purchase Agreement entered into as of June 7, 2002, by Inergy Propane, LLC and the purchasers named therein (incorporated by reference to Exhibit 4.4 to Inergy, L.P.'s Registration Statement on
      Form S-1/A (Registration No. 333-89010) filed on June 13, 2002)

  4.5 Parent Guaranty dated as of June 7, 2002, by Inergy, L.P. in favor of the noteholders named therein
      (incorporated by reference to Exhibit 4.5 to Inergy, L.P.'s Registration Statement on Form S-1/A
      (Registration No. 333-89010) filed on June 13, 2002)

  4.6 Limited Guaranty dated as of June 7, 2002, by IPCH Acquisition Corp. in favor of the noteholders named therein (incorporated by reference to Exhibit 4.6 to Inergy, L.P.'s Registration Statement on
      Form S-1/A (Registration No. 333-89010) filed on June 13, 2002)

  4.7 Subsidiary Guaranty dated as of June 7, 2002, by the guarantors named therein in favor of the noteholders named therein (incorporated by reference to Exhibit 4.7 to Inergy, L.P.'s Registration
      Statement on Form S-1/A (Registration No. 333-89010) filed on June 13, 2002)

 *4.8 Form of Senior Indenture

 *4.9 Form of Subordinated Indenture

 *5.1 Opinion of Stinson Morrison Hecker LLP as to the legality of the securities being registered

 *8.1 Opinion of Stinson Morrison Hecker LLP as to certain tax matters

*12.1 Computation of ratio of earnings to fixed charges

*23.1 Consent of Ernst & Young LLP

*23.2 Consent of Stinson Morrison Hecker LLP (contained in Exhibit 5.1 and 8.1)

*24.1 Power of attorney (included on the signature page of this registration statement)

*99.1 Balance Sheet of Inergy, L.P.

--------
*  Filed herewith